NATIONAL DISTRIBUTOR AND MASTER MARKETING AGREEMENT

This National Distributor and Master Marketing Agreement hereinafter referred to as (“Agreement”) is effective as of November 27, 2012 (the “Effective Date”) by and between American Power Group, Inc. (“APG”), an Iowa corporation with an office at 2503 Poplar Street, Algona, Iowa 50511 and WheelTime Network LLC (“WheelTime” or “Master Marketer”), a Limited Liability Company with an office at 8015 Piedmont Triad Parkway, Greensboro, NC 27409. APG and WheelTime are referred to in this Agreement from time to time, individually, as “Party” and together as “Parties.”

BACKGROUND

A.
APG is in the business of selling a patented external dual fuel delivery enhancement system (“Dual Fuel Products”) which is able to convert certain qualified aftermarket vehicular diesel engines into engines that run on a combination of diesel fuel with either compressed natural gas (“CNG”), liquid natural gas (“LNG”) or approved bio-methane, with the flexibility to return to 100% diesel fuel, depending on circumstances.

B.
WheelTime is comprised of Members and Associate Members as set forth in Exhibit A attached hereto that have formed a unified service network of independent entities which provide support in various on-highway and off-highway markets and which maintain sales and service facilities in the United States and Canada in strategic locations that are suitable to meet the needs of end-users.

C.
APG wishes to appoint WheelTime as its national distributor and Master Marketer for the Dual Fuel Products defined in Exhibit B attached hereto for the Territory defined herein to the Members and Associate Members of WheelTime Network LLC.

D.
APG wishes to have WheelTime: (1) solicit its Members and Associate Members to enter into Authorized Dealer Agreements with APG for the sale of the Dual Fuel Products (the “Dealer Agreements”); (2) solicit its Members and Associate Members, where applicable, to enter into Installer Agreements with APG for the installation and servicing of the Dual Fuel Products (the “Installer Agreements”); (3) be its sole marketing representative with respect to such Members and Associate Members; and (4) perform such other informational and coordinating services as shall be mutually agreed upon with respect to such Members and Associate Members in accordance with the terms and conditions of this Agreement.

E.
APG wishes to have WheelTime market the Dual Fuel Products using the Licensed Trademarks, which are owned by APG and which APG has agreed to license to WheelTime in accordance with the terms and conditions of this Agreement.

F.	Capitalized terms which are used in this Agreement and not defined in the body of this Agreement are defined in Exhibit B to this Agreement.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS

Article I
( Appointment)

1.
APPOINTMENT. As of the Effective Date, APG appoints WheelTime as its sole Master Marketer to all Members and Associate Members of the WheelTime Network in the Territory described in Exhibit B to this Agreement. WheelTime hereby accepts such appointment. It is agreed and understood that WheelTime will fulfill its responsibilities under this Agreement by exercising its best efforts to solicit its Members and Associate Members to enter into Dealer Agreements and Installer Agreements with APG for the sale, installation and servicing of the Dual Fuel Products.

Article II
(Obligations of WheelTime)

2.1 OBLIGATIONS OF WHEELTIME. During the Term of this Agreement, WheelTime agrees not to enter into a similar contractual relationship with any party who markets or sells APG Competing Products. WheelTime further agrees to use its best efforts to encourage its Members and Associate Members set forth on Exhibit A to this Agreement to enter into Authorized Dealer Agreements and/or Certified Installer and Service Agreements with APG. However, the Parties acknowledge and agree that WheelTime has no authority to oblige any Member or Associate Member to enter into an Authorized Dealer Agreement or Certified Installer and Service Agreement with APG and no authority to require any Member or Associate Member to exclusively sell APG products and services. WheelTime further agrees to participate with APG in coordinating public relations activity with regard to the promotion of APG's Dual Fuel Products. WheelTime shall also be responsible for coordinating a training program for its Members and Associate Members, where applicable, for the installation and servicing of the Dual Fuel Products which shall be coordinated with APG's provision of technical data required to assure the proper installation and servicing of the Dual Fuel Products in qualified aftermarket vehicular diesel engines.
2.2 COMPLIANCE WITH APG POLICIES. WHEELTIME agrees to comply with APG policies concerning APG marketing programs, advertising, sales promotion and trademark usage for the Dual Fuel Products and such other requirements as APG may reasonably require from time to time, provided that such policies, procedures, systems, promotions and advertising are in compliance with applicable law and not inconsistent with the terms of this Agreement.
2.3 PARTIES NOT AGENTS OR PARTNERS. WheelTime and APG acknowledge and agree that each is an independent contractor with respect to this Agreement and shall not be or construed to be agents or partners or joint venturers for any purpose. Neither APG nor WHEELTIME shall incur any obligation on behalf of the other or purport to make any contract on the other's behalf or give any warranty or make any representation on behalf of the other without prior written authority.
2.4 INTELLECTUAL PROPERTY RIGHTS. WheelTime acknowledges and agrees that APG holds all right, title and interest in and to the Intellectual Property inherent in the Dual Fuel Products (including all patents, copyrights, trade secret rights, trademarks, trade names and other proprietary rights embodied therein or associated therewith) and that this Agreement in no way conveys any right or interest in the Dual Fuel Products other than the limited rights necessary for WheelTime to perform its obligations under this Agreement.
2.5 INDEMNIFICATION.. WheelTime will indemnify and save harmless APG from and against any and all third party actions, suits, investigations, proceedings or claims of every kind (including but not limited to governmental claims) and all resulting expenses, losses, damages or liabilities as and when incurred, including attorney fees and costs of defense, to the extent they arise out of or are based, directly or indirectly, upon:
(a) Any breach of this Agreement by WheelTime; and
(b) Any violation of law or regulation by WheelTime that subjects APG to any claim of liability in any manner.
Notwithstanding any provision to the contrary, WheelTime's indemnity obligations to APG shall not include any responsibility to APG for any use of the Dual Fuel Products in the State of California.

ARTICLE III
(Obligations of APG)

3.1 Payment Obligations of APG. For each sale or installation of a Dual Fuel Product sold or installed by a Member or Associate Member of WheelTime, APG shall pay to WheelTime a commission of __% of the sale price received by APG for such Dual Fuel Product. Such payments to WheelTime from APG shall be made by the 30th day after the end of each calendar month during the Term. Not later than January 31, 2014, and in each year thereafter that this Agreement remains in effect, APG and WheelTime shall negotiate in good faith concerning potential additional annual volume rebate compensation to be paid directly to eligible WheelTime Members and Associate Members based upon sales performance during the prior year. Except as set forth in Section 5.3, APG's obligation to pay WheelTime as set forth in this Article III shall survive any termination of this Agreement for a period of one year.

During the Term, APG agrees to not enter into a National Distributor and Master Marketing Agreement comparable to this Agreement with any other person or entity. The Parties will use their best efforts to direct all Dual Fuel Product sales, installation and service to WheelTime and WheelTime's Members who have entered into Authorized Dealer Agreements and/or Certified Installer and Service Agreements with APG. However, if APG or any of its Affiliates are unsuccessful in convincing a prospective customer to use one or several of WheelTime's Member installers to install the Dual Fuel Products, then APG may make the sale directly to such customer and allow such customer to do its own certified installation but, provided such customer has its principal offices in a Territory in which a WheelTime Member has entered into an Authorized Dealer Agreement and a Certified Installer and Service Agreement with APG, then APG shall pay WheelTime __% of the sales price received for such Dual Fuel Product and then pay the Member Dealer in the Territory in which such customer has its principal office an additional __% of the sales price received for such Dual Fuel Product. APG currently has two pre-existing captive installation accounts which it has identified to WheelTime in writing. No payments required pursuant to this provision shall apply to such accounts.

APG and WheelTime recognize that situations may arise in the future in which it is advantageous to both Parties to allow further exemptions to the 6% and 7.5% payments referenced herein. Such additional exemptions may from time to time be requested of WheelTime by APG. Any such future exemptions shall be granted only if approved by WheelTime in writing and WheelTime shall have
Sole discretion as to whether to grant any future exemptions.

3.2 ISSUANCE OF WARRANT. Simultaneously with the execution of this Agreement, American Power Group Corporation, a Delaware corporation shall issue a Warrant to Purchase Common Stock to WheelTime for an aggregate of up to 1,540,000 shares of its Common Stock in the form and upon the terms as set forth in Exhibit D attached hereto.

3.3 Provision of Marketing Materials and Product Samples. Within 60 days of the Effective Date, APG shall provide WheelTime with marketing materials, product samples and specify technical support and assistance needed for WheelTime to make presentations to WheelTime Members and Associate Members to encourage them to enter into Dealer Agreements and Installer Agreements with APG. Within 30 days of the Effective Date, WheelTime and APG shall determine in good faith the materials and samples and technical support necessary to make effective presentations and shall develop a tentative schedule for making such presentations to the Members and Associate Members of WheelTime. All materials, samples and technical support to be provided by APG to WheelTime shall be made without cost to WheelTime. WheelTime shall provide personnel needed to make presentations to encourage its Members and Associate Members to enter such Dealer Agreements and Installer Agreements with APG without cost to APG.

3.4 Indemnification. APG will indemnify and save harmless WheelTime from and against any and all third party actions, suits, investigations, proceedings or claims of every kind (including but not limited to governmental claims) and all resulting expenses, losses, damages or liabilities as and when incurred, including attorney fees and costs of defense, to the extent that they arise out of or are based, directly or indirectly, upon:

(a)	Any breach by APG of the terms of this Agreement;

(b)
Any claim that the Dual Fuel Products, the Licensed Trademarks, or any other training, branding marketing or advertising materials provided APG infringe upon any patent, trade secret, or other Intellectual Property right of a third party;

(c)	Any violation of law or regulation by APG that implicates WheelTime or subjects WheelTime to any claim of liability in any manner; and

(d)
Any claim brought against WheelTime for damages resulting from APG product failure, so long as such claim was not due to the negligence or willful misconduct of a Member or Associate Member who has entered into a Dealer Agreement or Installer Agreement with APG.

3.5 Insurance. APG shall maintain insurance (including one-year tail coverage which shall be obtained within thirty (30) days of the Effective Date) covering the items of indemnity set forth in Article 3.4 of this Agreement at all times during the term of this Agreement with a minimum single incident coverage of $2,000,000.00 per occurrence and $5,000,000.00 in the aggregate.

3.6 Limitation on Liability. In no event:

(a)	Will APG's maximum liability for all damages exceed actual direct damages caused by the specific APG product or right complained of;

(b)	Will APG's maximum aggregate liability for all damages exceed $2 million;

(c)	Will WheelTime's maximum aggregate liability for all damages exceed $2 million; or

(d)
Will either Party be liable to the other for incidental, consequential, exemplary, special or indirect damages, lost business profits, damage or destruction of data, irrespective of the cause (including negligence) and even if the first Party has been advised of the possibility of the same,

Except to the extent that any such liability (i) constitutes fraud or willful misconduct; (ii) is covered by insurance held by APG pursuant to Section 3.5; or (iii) arises by operation of indemnity in Sections 2.5(b) or Section 3.4(c).

ARTICLE IV

(Licensed Trademarks)

4.1 License Grant. Effective on the Effective Date and ending on the termination of this Agreement, APG grants to WheelTime a royalty free, non-transferable, non-exclusive license (the "License") to use the Licensed Trademarks solely in the Territory and solely for promoting the sale of Dual Fuel Products for use in the Territory, and for no other purpose whatsoever, subject to the additional terms and limitations set forth in Section 4.2.
4.2 License Terms. The remaining terms governing the grant of the License are as follows:
(a) WheelTime shall only use the Licensed Trademarks in accordance with the instructions, standards of quality and specifications set or approved by APG from time to time.
(b) APG is the sole and lawful owner of the Licensed Trademarks and WheelTime has no right, title or interest in or to the Licensed Trademarks, or any part thereof, except the limited right to use the same as set out in this article, and that nothing in this Agreement will be construed as an assignment or grant of any right, title or interest in or to the Licensed Trademarks other than by way of the License granted in this Agreement.
(c) WheelTime will not challenge, directly or indirectly, APG's right, title or interest in the Licensed Trademarks or any one or more of them during or after the term of this Agreement or adopt, apply to register, register or use any trademark, symbol, name, word or other mark or any domain name which includes, or is confusingly similar to, any of the Licensed Trademarks or any part of the Licensed Trademarks.
(d) Upon termination of this Agreement, WheelTime will immediately cease to use the Licensed Trademarks and will remove and discontinue the use of all signs, stationery, advertising and other material that would make it appear to the public that WheelTime is still associated with APG or the rights granted under this Agreement.
(e) Without restricting any of the other rights or remedies of APG under this Agreement, upon termination of the rights granted under the License and regardless of the reason for termination, all rights whatsoever granted or accruing to WheelTime pursuant to this article will automatically revert to APG.
4.3 Goodwill; Assignment of Rights. Any goodwill arising from WheelTime's use of the Licensed Trademarks under this Agreement shall inure to the sole benefit of APG and any enhancement in the value of Licensed Trademarks that results from the efforts of WheelTime shall be effected to the sole benefit of APG and shall not give rise to any compensation to WheelTime in the event of the expiration or termination of this Agreement, with or without cause, or otherwise.

ARTICLE V
(Term and Termination)

5.1 Term. This Agreement shall remain in force from the Effective Date through December 31, 2015 (the “Initial Term”), unless terminated in accordance with the termination provisions contained herein. During the Initial Term and any subsequent Renewal Term, the Parties will discuss in good faith whether or not to renew or extend the Agreement for an additional three-year term (each, a “Renewal Term”) with such changes in its provisions as may be deemed advisable under then current circumstances. This Agreement shall automatically be renewed for an additional three-year term at the end of each applicable Term unless written notice of termination is mailed by First Class United States Mail by one Party to the other Party at least 90 days prior to the expiration of such Term. Termination of this Agreement shall not relieve APG from its payment obligations under Paragraph 3.1 of this Agreement except as stated therein.

5.2 Termination. This Agreement may be terminated by either Party for any breach of this Agreement which is uncured or unresolved within 90 days of the mailing of written notice of breach by either Party to this Agreement, unless the Party issuing such notice agrees to extend the cure period. Termination of this Agreement shall not relieve APG from its payment obligations under Paragraph 3.1 of this Agreement except as stated therein.

5.3 Automatic Termination. This Agreement shall terminate automatically and without notice if there is a Change of Control of WheelTime which results in WheelTime becoming controlled by a person or entity that manufactures or supplies Competing Products to those currently sold by APG. Automatic termination shall relieve APG from its payment obligations to WheelTime under Paragraph 3.1 of this Agreement after such automatic termination.

ARTICLE VI
(Confidentiality)

6.1 Confidentiality Obligations of WheelTime. WheelTime will, and will ensure that each of its directors, officers, employees and agents, hold in confidence and keep confidential the APG Confidential Information and will disclose such information only to the extent that is required to fulfill WheelTime's obligations under this Agreement. WheelTime shall further make sure that any Confidential Information received from APG, which is identified by APG as Confidential Information, shall be maintained in a manner so as to reasonably protect such Confidential Information against wrongful disclosure, misuse, espionage and theft.

6.2 Confidentiality Obligations of APG. APG will, and will ensure that each of its directors, officers, employees and agents, hold in confidence and keep confidential the WheelTime Confidential Information and will disclose such information only to the extent that is required to fulfill APG's obligations under this Agreement. APG shall further make sure that any Confidential Information received from WheelTime which is identified as Confidential Information will be maintained in a manner so as to protect such Confidential Information against wrongful disclosure, misuse, espionage and theft.

6.3 Injunctive Relief. The Parties acknowledge that any breach of the provisions of this Article V could result in damages which may not adequately be compensated for by monetary award alone. Accordingly, if any breach by a Party occurs (either directly or indirectly through the actions of a Party's agents) then, in addition to all other remedies available to that Party at law or in equity, the damaged Party shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Article VI.

6.4 Survival of Article V. The provisions of Article VI shall remain enforceable after the termination of this Agreement regardless of the reason for termination.

ARTICLE VII
(Dispute Resolution)

7.1 Arbitration. If any controversy or claim arises out of or in relation to this Agreement or its breach, then a Party may give to the other Party a notice of dispute identifying and providing reasonable details of the matter in dispute. Within 10 days of service of the notice of dispute, senior representatives of each Party must meet in person or by phone or teleconference in a good faith effort to resolve the dispute. If the Parties fail to resolve the controversy within 90 days of notice of such controversy or claim, any Party may require that the matter be settled by binding arbitration under the rules and auspices of the American Arbitration Association. The place of arbitration shall be chosen by the single Arbitrator chosen to arbitrate the claim at a neutral site or as otherwise agreed by the Parties.

7.2 Award. The Arbitrator in any Arbitration proceeding shall have no authority to award punitive damages. The costs of arbitration shall be borne equally by the Parties and each Party shall bear its own associated costs, including attorney fees.

7.3. Enforcement. The Parties agree that an action to compel arbitration pursuant to this Agreement may be brought in a court of competent jurisdiction in the United States as defined herein. Application may also be made to any such court for confirmation of any decision or award of the arbitrator, for an order of enforcement and for other remedies that may be necessary to effectuate such decision or award. The Parties consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of the arbitrator and court.

ARTICLE VIII
(General Provisions)

8.1 Interpretation.

(a)
The headings in this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, content or intent of this Agreement or any provision of this Agreement.

(b)	The word “including” means “including, but not limited to.”

(c)	Except where otherwise specified, all references to currency mean currency of the United States of America.

(d)
A reference to a statute includes all regulations made under such statute, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

(e)	Unless otherwise specified, all references to Articles or Sections shall mean Articles or Sections of this Agreement.

8.2 Entire Agreement. This Agreement, including the Exhibits, constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, among the Parties with respect to the subject matter of this Agreement.

8.3 Severability. If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement. This Agreement then will be construed as though such provision was not contained in this Agreement and the remainder will continue in full force and effect and be construed as if the Agreement had been executed without the invalid or unenforceable provision.

8.4 Waiver and Consent. No consent or waiver, express or implied, by any Party to or of any breach or default by any other Party of any or all of its obligations under this Agreement will: (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this Section; (b) be relied upon as a consent to or waiver of any other breach or default of the same of any other obligation; (c) constitute a general waiver under this Agreement, or (d) eliminate or modify the need for a specific consent or waiver pursuant to this Section in any other or subsequent instance.

8.5 Amendments. This Agreement may not be amended except in writing signed by each Party.

8.6 Assignment. No Party may assign or delegate this Agreement or its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment without such consent will be null and void. Notwithstanding the foregoing, a Party may, without the consent of the other Party, assign or transfer this Agreement and /or any of its or their rights or obligations hereunder to any of its Affiliates or in connection with a Change of Control, provided that the assignee or successor in interest assumes in writing the obligations of the assigning Party hereunder and provided that any such event does not impair the interest of the non-assigning Party; and provided further that such assignment shall be subject to the terms of Section 5.3 hereof.

8.7 Governing Law. This Agreement for all purposes will be governed by and construed in accordance with the Laws of the State of Iowa, without regard to the conflicts or choice of law principles of that jurisdiction.

8.8 Notice. Every notice, request, demand or direction (each, a “Notice”) to be given pursuant to this Agreement must be in writing and must be delivered by certified mail, return receipt requested, by an internationally recognized overnight delivery service upon subsequent written confirmation of receipt, or by facsimile transmission or other similar form of written transmission by electronic means, in each case addressed as follows:

If to APG:

American Power Group, Inc.
2900 E. Poplar Street
Algona, Iowa USA 50511
Attention: President
Facsimile: 515-395-1367
Email: ljensen@americanpowergroupinc.com

With a copy to:

Mr. Carl Barnes, Esq.
Morse, Barnes-Brown & Pendleton P.C.
CityPoint
230 Third Avenue
4th Floor
Waltham, Massachusetts, 02451
Email: cbarnes@mbbp.com

If to WheelTime:

WheelTime Network LLC
8015 Piedmont Triad Parkway
Greensboro, NC 27409
Attention: Mike Delaney
Email: mike.delaney@wheeltime.com

With a copy to:

Duncan J. Farmer, Esq.
5165 Woodland Lakes Drive
Palm Beach Gardens FL 33418
Email: mpjafarm@aol.com

Each Party shall give the other Party prompt written notice of any change of the Party's address or contact information. Any Notice delivered or sent by facsimile or email will be deemed conclusively to have been effectively given on the day the Notice was delivered or sent in such fashion if it was delivered or sent on a Business Day at the place of the intended recipient or on the next day that is a Business Day at the place of the intended recipient if it was delivered or sent on a day that was not a Business Day at such place.

8.9 Further Assurances. Each Party will execute and deliver such further agreements and other documents and do such further acts and things as the other Party reasonably requests to evidence, carry out or give full force and effect to the provisions of this Agreement.

8.10 Time of the Essence. Time is of the essence in the performance of each Party's obligations under this Agreement.

8.11 Binding Effect: This Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

8.12 Survival. All rights and obligations of the Parties occurring before the effective date of the termination of this Agreement and all rights and obligations expressly stated to continue after, or accrue as a result of, the termination of this Agreement, are separate and distinct rights and obligations binding upon the Parties, will survive the termination of this Agreement and will continue in full force and effect and nothing in this Agreement will effect the enforceability of such provisions.

8.14. Publicity. Except as required by applicable securities laws, governmental authority or regulatory requirements, a Party shall not issue a written press release with respect to this Agreement without the prior written approval of the text of any such release by the other Party.

The Parties hereby agree to the terms and conditions contained herein, and execute this Agreement effective as of the date first above written.

American Power Group, Inc. WheelTime Network LLC

By: /s/Lyle Jenson             By: /s/Mike Delaney

Name: Lyle Jenson             Name: Mike Delaney

Title: CEO/President             Title: President and CEO

Exhibit A*
Members and Territories

Members            Territories                        Website

Pacific Power Products     9 locations: WA, OR, AK, HI            www.pac-power.com
Valley Power Systems 6 locations: CA                    www.valleypowersystems.com
Smith Power Products     5 locations: ID, NV, UT, WY            www.smithpowerproducts.com
W.W. Williams         19 locations: NV, AZ, MI, AL, GA, OH, SC        www.wwwilliams.com
Interstate PowerSystems     14 locations: MT, WY, ND, SD, NE, MN, IA        www.istate.com
Stewart & Stevenson     19 locations: WY, CO, NM, TX, LA            www.ssss.com
Central Power Systems
& Services         8 locations: KS, MO, OK                www.cpower.com
Clarke Power Services Inc.     25 locations: GA, OH, NC, TN, KY, IN,         www.clarkepsi.com
IL, MS, MO
United Engines          5 locations: OK, AR, LA                www.unitedengines.com
Inland Power Group      6 locations WI, MI, IL, IN                www.inlandpowergroup.com
Western Branch Diesel      8 locations: KY, OH, VA, WV            www.westernbranchdiesel.com
Florida Detroit Diesel-Allison 7 locations: FL                    www.fdda.com
Johnson & Towers          3 locations: MD, NJ                www.johnsontowers.com
Atlantic Detroit Diesel-Allison 4 locations: NJ, NY, CT                www.atlanticdda.com
Penn CVS          10 locations PA, NY                www.penncvs.com
New England DD-Allison     3 locations RI, MA, ME                www.nedda.com
WAJAX Power         23 locations Canada (QC, AB, SK, ON, NL,
NS, NB, MB)                www.wajaxpower.com
Cullen Diesel Power Ltd     5 locations Western Canada (BC)            www.cullendiesel.com
179 locations

Associate Members        Territories                        Website

None

*    The States and Provinces delineated above do not reflect the precise territories of the Members as set forth in agreements with Detroit Diesel. This Exhibit A shall be replaced by a Revised Exhibit A which accurately describes such territories as soon as it becomes available.

Exhibit B
Definitions and Interpretations
"Affiliate" means any direct or indirect subsidiary or parent company of a Party, or any other Company which is 20% or more owned, directly or indirectly, by a Party or by the majority owner of a Party.
“Associate Member” means any person who or entity which participates in programs and benefits of WheelTime membership without holding an equity interest in WheelTime.
“Authorized Dealer Agreement is defined in Recital D.
“Business Day” means a day that is not a Saturday, Sunday or public holiday in the United States.
“Certified Installer and Service Agreement is defined in Recital D.
"Confidential Information" means information known or used by a Party in connection with its business and technology, including the Party's Intellectual Property, customer information, financial information, marketing information, and information as to business opportunities and research and development.
"Change of Control" of a Party shall have occurred if (a) the Party sells all or substantially all of its assets, (b) merges with another Company after which the majority owner of the Party before the merger, or largest shareholder (owning at least a 20% interest in such Party) if there is no majority owner, is not the majority or largest owner of the surviving company after the merger, and (c) the majority owner of the Party, or largest shareholder (owning at least a 20% interest in such Party) if there is no majority owner, as of the date of this Agreement is no longer the majority or largest owner of the Party.
“CNG” is defined in Recital A.
"Company" means an individual, corporation, limited liability company (LLC), partnership, unincorporated organization or other entity.
"Competing Products" means aftermarket vehicular dual fuel products manufactured by companies other than APG which compete with any of the Dual Fuel Products.
“Dual Fuel Products” means an external fuel delivery system which is able to convert diesel engines to run on a combination of diesel fuel with either CNG or liquid natural gas, or approve bio-methane, with the flexibility to return to one hundred percent diesel fuel operation if required. For this Agreement, the APG V-5000 Vehicular System applies.
-“Dealer Agreements” are defined in Recital D.
“Effective Date” means the date this Agreement is executed by both parties.
"Governmental Authority" means any United States federal, state, or local government agency or instrumentality.
“Installer Agreements” is defined in Recital D.

"Intellectual Property" means all rights held by a Party (by ownership or under license) in and to various inventions and trade secrets, including any patent, patent application (whether now existing or pending or whether obtained or applied for after the date of this Agreement), industrial design, invention, design, trade secret, idea, work, methodology, technology, innovation, creation, concept, moral right, development drawing, research, analysis, know-how, experiment, copyright, data, formula, method, procedure, process, system or technique and the goodwill associated with the foregoing, but does not include trademarks or tradenames.

“Law” means a regulation or other requirement established or capable of being enforced by a court or Governmental Authority.
"Licensed Trademarks" means the trademarks, trade names or logos listed on Exhibit B, as revised by APG from time to time in its sole discretion where the change is part of a change of branding that is being applied across APG's operations.
“Master Marketer” is defined in Article II.
“Member” means a member of WheelTime.
“Term” means either the Initial Term or a Renewal Term.
“Territory” means the territories set forth for the WheelTime Members and Associate Members as listed on Exhibit A, less the State of Michigan.

Exhibit C
Licensed Trademarks

AMERICAN POWER GROUP

APG

APG INTERNATIONAL

APGI

V5000 and V5000HD

Turbocharged Natural Gas

EXHIBIT D
FORM OF WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

COMMON STOCK PURCHASE WARRANT

AMERICAN POWER GROUP CoRPORATION
Warrant Shares: 1,540,000                Original Issue Date: November 27, 2012

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, WheelTime Network LLC (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Exercise Date (as defined below) and on or prior to the close of business on December 31, 2017 (the “Termination Date”) but not thereafter, to subscribe for and purchase from American Power Group Corporation, a Delaware corporation (the “Company”), up to 1,540,000 shares (the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).
Section 1.    Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain National Distributor and Master Marketing Agreement (the “Marketing Agreement”), dated as of the date hereof, among American Power Group, Inc., an Iowa corporation and subsidiary of the Company (“APG”) and the Holder hereof. As used in this Agreement, the following terms shall have the following meanings:
a)“Common Stock” means common stock of the Company, par value $0.01 per share.
b)“Exercise Date” means: (i) with respect to 100,000 Warrant Shares, the Original Issue Date; (ii) with respect to up to an additional 900,000 Warrant Shares, an additional 50,000 Warrant Shares on each date on which a member of the Holder (a “Member”) enters into a Certified Installer Agreement with APG, so long as such date is on or before the one-year anniversary of the Original Issue Date; and (iii) with respect to up to an additional 540,000 Warrant Shares, an additional 30,000 Warrant Shares on each date on which a Member enters into an Exclusive Dealer Agreement with APG, so long as such date is on or before the one-year anniversary of the Original Issue Date and so long as such Member has also entered into a Certified Installer Agreement.
Section 2.    Exercise.
a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercise Date and on or before the Expiration Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of this Warrant, together with a duly executed Notice of Exercise form annexed hereto and with the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise. The Exercise Price may be paid (i) by wire transfer or cashier's check drawn on a United States bank, (ii) in a “cashless” exercise permitted under Section 2(c) below, or (iii) by a combination of the methods described in (i) and (ii) above.
b)Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $0.55, subject to adjustment hereunder (the “Exercise Price”).
c)Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one Warrant Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X	=	Y (A-B)
A

Where X= the number of Warrant Shares to be issued to the Holder

Y
=    the number of Warrant Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation) if such purchase were by means of a cash exercise rather than a cashless exercise

A	= the fair market value of one Warrant Share (at the date of such calculation)

B	= Exercise Price (as adjusted to the date of such calculation)
For purposes of this Warrant, the fair market value of a Warrant Share (the “Fair Market Value”) on any particular date, shall mean (a) the last reported closing bid price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg Financial Markets (“Bloomberg”) at 4:15 p.m. (New York City time)), (b) if there is no such price on such date, then the closing bid price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg at 4:15 p.m. (New York City time)), (c) if the Common Stock is not then listed or quoted on a Trading Market and if prices for the Common Stock are then reported in the “pink sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) if the shares of Common Stock are not then publicly traded, the fair market value as of such date of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid fifty percent (50%) by the Company and fifty percent (50%) by the Holder. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

d)Mechanics of Exercise.
i.Delivery of Certificates Upon Exercise. As soon as practicable after any exercise of this Warrant, the Company, at its own expense, will deliver to the registered Holder hereof one or more certificates representing the number of Warrant Shares to which such Holder is entitled in respect of such exercise, together, in the case of any partial exercise, with a new Warrant representing the unexercised portion thereof.
ii.No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
iii.Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
iv.Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
e)Expiration. This Warrant and the Holder's rights hereunder will expire on the date (the “Expiration Date”) of the earlier to occur of the following (i) the Termination Date; or (ii) the termination of the Marketing Agreement for any reason.
Section 3.    Adjustments for Reorganizations, Consolidations, Mergers, Etc.
a)Certain Adjustments. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re‑classification.
b)Continuation of Terms. Upon any reorganization, consolidation, merger, or transfer (and any dissolution following any transfer) referred to in this Section 3, this Warrant will continue in full force and effect and the terms hereof will be applicable to the securities, cash, and/or property receivable on the exercise of this Warrant after or simultaneously with the consummation of such reorganization, consolidation, or merger or the effective date of dissolution following any such transfer, as the case may be, and will be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person or entity acquiring all or substantially all of the properties or assets of the Company, whether or not such person or entity expressly assumes the Company's obligations under this Warrant as provided in Section 4 hereof.
Section 4.    No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise, (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock upon exercise of this Warrant from time to time, and (iii) will not transfer all or substantially all of its properties and assets to any other person or entity or consolidate into or merge with or into any other person or entity (if the Company is not the surviving entity), unless such other person or entity expressly agrees in writing (naming the registered Holder hereof, as such, as an intended third-party beneficiary) to assume and satisfy all of the Company's obligations under this Warrant.

Section 5.    Notice of Record Date, Etc. In the event from time to time of any proposed or contemplated:

a)	taking by the Company of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution; or

b)
capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all the assets of the Company to, or any consolidation or merger of the Company with or into, any other person or entity; or

c)	voluntary or involuntary dissolution, liquidation, or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the registered Holder of this Warrant a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right, and stating the amount and character of such dividend, distribution, or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of any class or series of the Company's capital stock or other securities will be entitled to exchange such stock or other securities for other securities, cash, and/or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding-up. Such notice will be mailed at least five (5) days prior to the earliest date specified in such notice on which any such action or transaction is to be taken or consummated.
Section 6.    Transfer of Warrant.
a)Transferability. This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer; provided that upon transfer the transferee is reasonably acceptable to the Company and agrees to be bound by the terms of this Warrant. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
b)New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 6(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.
c)Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
d)Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 7.    Miscellaneous.
a)No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c).
b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.
d)Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.
e)Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles.
f)Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant will have restrictions upon resale imposed by state and federal securities laws.
g)Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
h)Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
i)Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and holders of Warrants representing a majority of the Warrant Shares.
j)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
k)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the Holder hereof have each caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

AMERICAN POWER GROUP CORPORATION
By:____________________________________ Name: Charles E. Coppa Title: Chief Financial Officer HOLDER: WHEELTIME NETWORK, LLC By:____________________________________ Name: Title:

NOTICE OF EXERCISE

To:    AMERICAN POWER GROUP CORPORATION

(1)The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)The undersigned hereby represents and warrants to the Company that the undersigned is an “Accredited Investor,” as that term is defined in the Securities Act.
(3)Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:
_______________________________

The Warrant Shares shall be delivered to:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________
Signature of Authorized Signatory of Investing Entity: _________________________________________________
Name of Authorized Signatory: ___________________________________________________________________
Title of Authorized Signatory: ____________________________________________________________________
Date: ________________________________________________________________________________________

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder's Signature:    _____________________________

Holder's Address:    _____________________________

_____________________________

Signature Guaranteed: ___________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.